Exhibit 99.1

FROM:  P.A.M. TRANSPORTATION SERVICES, INC.
P.O. Box 188
Tontitown, AR 72770
Robert W. Weaver
(479) 361-9111
                      P.A.M. TRANSPORTATION SERVICES, INC.
                    ANNOUNCES RESULTS FOR THE SECOND QUARTER
                             ENDED JUNE 30, 2002

Tontitown, Arkansas, July 29, 2002 P.A.M. Transportation Services, Inc. (NASDAQ:
PTSI) today reported net income of $5,033,512 or diluted and basic earnings per share of $.45 for the quarter ended June 30, 2002, and $8,639,602 or diluted earnings per share of $.85 ($.86 basic), for the six month period then ended. These results compare to net income of $2,885,179 or diluted and basic earnings per share of $.34, and $5,524,035 or diluted and basic earnings per share of $.65, respectively, for the three and the six months ended June 30, 2001.

Operating revenues of $70,840,825 were reported for the second quarter of 2002, a 23.3% increase compared to $57,462,168 for the second quarter of 2001. Operating revenues for the six months ended June 30, 2002 were $134,154,304, a 15.8% increase compared to $115,867,932 for the six months ended June 30, 2001.

Operating income for the quarter ended June 30, 2002 was $8,758,413, a 46.9% increase compared to operating income of $5,960,311 for the prior year's second quarter. For the six months ended June 30, 2002, operating income of $15,740,535 represented a 36.8% increase compared to operating income of $11,505,942 for the same period in 2001.

The Company's operating ratios for the three and six month periods ended June 30, 2002 were 87.6% and 88.3%, respectively, as compared to 89.6% and 90.1% for the three and six month periods ended June 30, 2001.

Robert W. Weaver, President of the Company, commented, "To say we are very pleased with our second quarter ended June 30, 2002 would be an understatement. Not only are we proud of our performance - a 23% increase in revenue and 32% increase in earnings per share, we are also glad to see that the truckload industry as a whole has made significant improvements in the second quarter as well. We are optimistic that speaks well for the future."

P.A.M. Transportation Services, Inc., is a leading truckload dry van carrier transporting general commodities throughout the continental United States as well as in the Canadian provinces of Ontario and Quebec. The company also provides transportation services in Mexico through its gateways in Laredo and El Paso, Texas under agreements with Mexican carriers.

Certain information included in this document contains or may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate to expected future financial and operating results, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, general economic conditions, competition and other uncertainties detailed in this report and detailed from time to time in other filings by the Company with the Securities and Exchange Commission.